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                                                                     EXHIBIT 5.1



                    Skadden, Arps, Slate, Meagher & Flom LLP
                                Four Times Square
                          New York, New York 10036-6522



                                    February April 16, 2002



CoreComm Holdco, Inc.
110 East 59th Street
26th Floor
New York, New York 10022

                  Re:   CoreComm Holdco, Inc.

Ladies and Gentlemen:

      You have requested that we deliver an opinion as to the legality of (1) the shares (the "Forbearance Shares") of common stock (the "Common Stock"), par value $0.01 per share, together with the associated rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share (the "Rights"), of CoreComm Holdco, Inc., a Delaware corporation, issued (x) upon exchange of principal amount of 6% Convertible Subordinated Notes Due 2006 (the "Public Notes"), of CoreComm Limited, a Delaware corporation ("Limited"), pursuant to the letter agreements (the "Forbearance Agreements"), dated October 23, 2001, October 31, 2001, November 13, 2001, and December 14, 2001, and the Notices of Closing (the "Notices of Closing"), dated December 14, 2001, in each case entered into by and between Limited and certain holders of the Public Notes and
(y) to certain members of senior management of Holdco for cash in connection with the exchange of the Public Notes, (2) the shares (the "Exchange Shares") of Common Stock issued upon exchange of debt and equity securities of Limited and debt securities which are a joint obligation of Limited and the Company (the "Private Securities"), pursuant to the transactions contemplated by the Exchange Agreement (the "Exchange Agreement"), dated as of December 14, 2001, by and among the Company, Limited, and each of the security holders named as a party therein and (3) the shares (the "Conversion Shares") deliverable upon conversion of the Public Notes.

      This opinion is being furnished in accordance with, and is limited to, the requirements of Item 601(b)(5)(i) of Regulation S-K under the Securities Act of 1933, as amended (the "Securities Act").

      In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of: (i) the Company's registration statement on Form S-1 to be filed by the Company with the Securities and Exchange Commission (the "Commission") on the date hereof under the Securities Act (the "Registration Statement"); (ii) the Restated Certificate of Incorporation of the Company, as amended to date and as certified by the Secretary of State of the State of Delaware and currently in effect; (iii) the By-Laws of the Company, as amended to date and currently in effect; (iv) a specimen certificate representing the Common Stock; (v) the Cross-Receipts, dated December 28, 2001, relating to the issuance of the Exchange Shares and the receipt of the Securities to be received in exchange therefor pursuant to the Exchange Agreement; (vi) an executed copy of the Exchange Agreement; (vii) the executed closing certificates under the Exchange Agreement; (viii) an executed copy of each Forbearance Agreement; (ix) an executed copy of each Notice of Closing; (x) the Rights Agreement, dated as of December 17, 2001, by and between the Company and Continental Stock Transfer & Trust Company pursuant to which the Rights were issued or are issuable; and (xi) certain resolutions of the Board of Directors of the Company relating to the issuance of the
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CoreComm Holdco, Inc.
April 16, 2002
Page 2


Forbearance Shares, the Exchange Shares, the Exchange Agreement, the Forbearance Agreements, the Notices of Closing and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, statements, certificates and receipts of public officials, certificates of directors, officers or other representatives of the Company and others, and such other documents, certificates and corporate or other records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.


      In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of executed documents, we have assumed that the parties thereto, other than the Company, had the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents. In addition, in making our examination of executed documents, we have assumed that such documents constitute the valid and binding obligations of the parties thereto.


      As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of directors, officers and other representatives of the Company and others. In rendering the opinions set forth herein, we have assumed that the certificates representing the shares of Common Stock issued pursuant to the transactions contemplated by the Exchange Agreement, the Forbearance Agreements and the Notices of Closing conform to the specimen certificate examined by us and were countersigned by a duly authorized officer of the transfer agent for the Common Stock and duly registered by the registrar for the Common Stock in the share record books of the Company.

      Members of our firm are admitted to the bar in the State of New York, and we do not express any opinion as to the laws of any jurisdiction other than the corporate laws of the State of Delaware, and we do not express any opinion as to the effect of any other laws on the opinions stated herein. The opinions expressed herein are based on laws in effect on the date hereof, which laws are subject to change with possible retroactive effect.

       Based upon and subject to the foregoing, and to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1. The Forbearance Shares issued upon exchange of, and in connection with the exchange of, the Public Notes pursuant to the Forbearance Agreements and the Notices of Closing have been validly issued and are fully paid and nonassessable.

2. The Exchange Shares issued upon exchange of the Private Securities pursuant to the Exchange Agreement have been validly issued and are fully paid and nonassessable.

3. The Conversion Shares deliverable upon conversion of the Public Notes have been validly issued and are fully paid and nonassessable.
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CoreComm Holdco, Inc.
April 16, 2002
Page 3


            We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.


                              Very truly yours,

                              /s/ Skadden, Arps, Slate, Meagher & Flom LLP